EXHIBIT 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

David Jones Executive Vice President and Chief Financial Officer 865-293-5299

MEDIA CONTACT: Tracy Young Vice President, Communications 800-818-1498

Team Health Holdings, Inc. Announces $575 Million Refinancing of Credit Facility

KNOXVILLE, Tenn. – June 29, 2011 – Team Health Holdings Inc. (“TeamHealth”) (NYSE: TMH), one of the largest providers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, today announced that it has completed the refinancing of its existing outstanding indebtedness with a new $575 million senior credit facility.

“We are very pleased to have completed this comprehensive refinancing, which will provide our Company with additional financial flexibility as we have extended our debt maturities, as well as increased borrowing capacity with the expansion of our revolver, all at attractive rates. This refinancing provides a solid capital structure to support the Company’s plans for future growth,” said Greg Roth, TeamHealth’s President and Chief Executive Officer.

The new senior credit facility includes a five-year revolving line of credit of $175 million, which will be undrawn at the close, a five-year Term Loan A of $150 million, and a seven-year Term Loan B of $250 million. The interest rate on any outstanding amounts under the revolver and Term Loan A will be priced off a grid based upon the Company’s first lien net leverage ratio and will initially be LIBOR + 225 basis points. The interest rate on the Term Loan B is LIBOR + 275 basis points, subject to a 1% LIBOR floor. The Company used these new financing sources and existing cash to repay $402.7 million of term loans outstanding and to replace and upsize the existing $125 million revolving line of credit and pay customary fees and expenses associated with the refinancing.

J.P. Morgan Securities, Bank of America Merrill Lynch, Barclays Capital, Citigroup and Goldman Sachs arranged the refinancing.

To learn more about TeamHealth, please visit the company’s website at www.teamhealth.com. TeamHealth uses its website as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company’s website and is readily accessible.

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its six principal service lines located in 13 regional sites, TeamHealth’s approximately 5,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, and pediatric staffing and management services to more than 600 civilian and military hospitals, clinics, and physician groups in 45 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements

Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial

Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company’s “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.